For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports First Quarter 2009 Results
BIRMINGHAM, AL – (PR Newswire) – May 4, 2009 – ProAssurance (NYSE: PRA) reports first quarter 2009 Operating Earnings of $33.1 million or $0.99 per diluted share. Net Income for the period was $28.4 million or $0.84 per diluted share. Book Value grew to $44.19 in the quarter.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)
	Three Months Ended March 31,
	2009	2008
Gross Premiums Written	$154,544	$160,266
Net Premiums Written	$142,387	$148,415
Net Premiums Earned	$103,891	$120,577
Net Investment Income	$34,569	$41,059
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(1,428)	$(1,946)
Net Realized Investment Gains (Losses)	$(7,537)	$(1,426)
Total Revenues	$130,969	$159,626
Guaranty Fund Assessments (Recoupments)	$(190)	$(369)
Interest Expense	$627	$2,422
Total Expenses	$93,723	$110,347
Tax Expense	$8,880	$13,411
Net Income	$28,366	$35,868
Operating Income	$33,142	$36,555
Net Cash Provided by Operating Activities	$8,032	$61,325

Earnings Per Share
	Three Months Ended March 31,
	2009	2008
Weighted average number of common shares outstanding
Basic	33,367	32,182
Diluted	33,609	35,068
Operating Income per share (Basic)	$0.99	$1.14
Operating Income per share (Diluted)	$0.99	$1.06
Net Income per share (Basic)	$0.85	$1.11
Net Income per share (Diluted)	$0.84	$1.04

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income thus excludes the after-tax effects of realized investment gains or losses, guaranty fund assessments and the results of accounting changes, and we believe it presents a more appropriate view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized investment losses incurred during the first quarter of 2009. The following table is a reconciliation of Net Income to Operating Income:

Reconciliation of Net Income to Operating Income

(in thousands, except per share data)
	Three Months Ended March 31,
	2009	2008
Net Income	$28,366	$35,868
Adjustments, net of tax effects:
Add:
Net Realized Investment Losses	4,900	927
Subtract:
Guaranty Fund Recoupments	124	240
Operating Income	$33,142	$36,555
Per diluted common share:
Net Income	$0.84	$1.04
Effect of adjustments	$0.15	$0.02
Operating Income per diluted common share	$0.99	$1.06

Key Ratios
	Three Months Ended March 31,
	2009	2008
Current Accident Year Loss Ratio	84.3%	84.3%
Prior Accident Year Loss Ratio	(17.8%)	(16.6%)
Net Loss Ratio	66.5%	67.7%
Expense Ratio	23.1%	21.8%
Combined Ratio	89.6%	89.5%
Operating Ratio	56.3%	55.4%
Return on Equity	7.9%	11.3%

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “We remain very positive about the success of our insurance operations, despite the effect of the continuing dislocation in the financial markets on our investment returns. We were able to add new premium in our core physician business and our retention of renewing business was higher than full year 2008, both of which demonstrate the value of our product and our service. At the same time, we are seeing the first contributions from our newly acquired subsidiaries, Mid-Continent and Georgia Lawyers.”

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Business Commentary

We have seen the first signs of an end to market softening, although aggressive, price-based competition continues to be the norm. We added $4.4 million of new physician business in the quarter; however, the acquisition of new business remains challenging. We are also adding to the top line as new premium begins to flow from our acquisition of Mid-Continent General Agency and Georgia Lawyers Insurance Company.

Our retention rate was 89% in the first quarter of 2009, higher than in the last quarter of 2008, and equal to the first quarter of 2008.

The continuing improvement in loss trends is reflected in the average four percent decrease in premiums for our renewing physician business in the first quarter of 2009. Much of the loss trend improvement from recent years is now factored into our rates.

We recognized $18.5 million of favorable net loss reserve development in the first quarter of 2009. The reduction in expected loss costs comes primarily from accident years 2004 through 2007.

Expenses were $17 million lower compared to the year-ago quarter. Our expense management initiatives kept operating expenses at expected levels, and variable expenses such as losses, acquisition costs and interest payments were lower, in line with market dynamics. However, declining premiums again had the effect of raising our expense ratio.

Balance Sheet Highlights
	March 31, 2009	December 31, 2008
Stockholders’ Equity	$1,462,064	$1,423,585
Total Investments	$3,574,071	$3,575,942
Total Assets	$4,322,067	$4,280,938
Policy Liabilities	$2,728,875	$2,693,101
Accumulated Other Comprehensive Income (Loss)	$(13,805	$(35,898
Goodwill	$90,250	$72,213
Book Value per Share	$44.19	$42.69
We were able to grow Book Value per Share by 4% in the quarter.

Investment Commentary

Overall investment results declined 15% in the quarter compared to the same period a year ago. Negative inflation accruals on Treasury Inflation Protected bonds and lower average invested assets were the primary factors in this reduction.

Our net realized investment losses were $7.5 million in the first quarter, primarily due to recognition of Other-Than-Temporary-Impairments. This represents less than a quarter of a percent of our $3.6 billion portfolio.

Cash flow was reduced primarily due to $28 million in higher tax payments stemming from fourth quarter 2008 earnings, lower reinsurance recoveries of $21 million as compared to higher than usual recoveries in 2008, and the reduction in premium writings.

We have updated the online disclosure of our entire investment portfolio to provide details of our holdings through March 31, 2009. The disclosure is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Capital Management
In the first quarter we repurchased approximately 443,000 shares of our common shares at a cost of $18.6 million. This leaves approximately $55.8 million authorized and available to repurchase our common stock or retire debt.

Transaction Updates
We closed our $135 million, all-cash purchase of The PICA Group on April 1, 2009. Policyholders of the PICA Group voted overwhelmingly in support of the transaction at a special meeting on

March 31, 2009.

“With the PICA transaction behind us, and premium flowing into ProAssurance as a result of our acquisitions we closed in the first quarter, we believe we are well-positioned to add more than $100 million of profitable premium, on an annualized basis, to our top line during the remaining quarters of 2009. Beyond the national expansion of our company with PICA, and the addition of profitable business, we believe the acquisition of Mid-Continent prepares us to respond to the growing professional liability needs of the ancillary health care providers whose role in health care delivery will surely grow under the Obama Administration’s current healthcare plans,” said Mr. Starnes.

Conference Call Information
Live: Tuesday, May 5, 2009, 10:00 am et. Investors may dial (877) 874-1586 (toll free) or (719) 325-4782. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through May 20, 2009 at (888) 203-1112 or (719) 457-0820, using access code 5384398. The replay will also be available through June 5, 2009 on our website, www.ProAssurance.com and on StreetEvents.com.

Podcast: A replay of the call, and other information about ProAssurance, is available on a free subscription basis through a link on the home page of the ProAssurance website or through Apple’s iTunes.

About ProAssurance
ProAssurance Corporationis the nation’s fifth largest writer of medical professional liability insurance, based on the 2008 writing of its current subsidiaries. The company’s recently completed transactions with The PICA Group and Mid-Continent General Agency are expected to significantly increase ProAssurance’s medical professional liability business, and the strategic acquisition of Georgia Lawyers Insurance Company will add legal professional liability business and should facilitate expansion of that line of insurance in the southeast. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

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Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other, similar matters, we are making forward looking statements.

The following important factors are among those that that could affect the actual outcome of future events:

general economic conditions, either nationally or in our market areas, that are different than anticipated;

regulatory, legislative and judicial actions or decisions could affect our business plans or operations;

the enactment or repeal of tort reforms;

formation of state-sponsored malpractice insurance entities that could remove some physicians from the private insurance market;

the impact of deflation or inflation;

changes in the interest rate environment;

the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, may have on the U.S. economy and our business;

performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, or the Securities and Exchange Commission; changes in laws or government regulations affecting medical professional liability insurance or the financial community;

the effects of changes in the health care delivery system;

uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectibility of insurance/reinsurance;

the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;

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bad faith litigation which may arise from our handling of any particular claim, including failure to settle;

loss of independent agents;

changes in our organization, compensation and benefit plans;

our ability to retain and recruit senior management;

our ability to purchase reinsurance and collect payments from our reinsurers;

increases in guaranty fund assessments;

our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

changes in competition among insurance providers and related pricing weaknesses in our markets; and

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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